Exhibit 99.1

Castle Biosciences Announces Second Quarter 2021 Results

Q2 2021 revenues of $22.8 million, compared to $12.7 million in Q2 2020
Q2 2021 total dermatology test report volume of 6,539
DecisionDx-Melanoma test reports increased 70%, compared to Q2 2020
Raising 2021 Revenue Guidance to $89-93 million from $80-83 million
Conference call and webcast today at 4:30 p.m. ET

FRIENDSWOOD, Texas- Aug. 9, 2021--Castle Biosciences, Inc. (Nasdaq: CSTL), a dermatologic diagnostics company providing personalized genomic information to improve treatment decisions, today announced its financial results for the second quarter and six months ended June 30, 2021.
“The Castle team delivered an exceptional quarter, which included record test report volume across each of our gene expression profile tests for a single quarter,” said Derek Maetzold, president and chief executive officer of Castle Biosciences. “We saw continued recovery trends throughout the second quarter, despite cutaneous melanoma diagnoses remaining below historical 2019 levels by approximately 12%. Our year-over-year growth in DecisionDx®-Melanoma test reports of 70% reflects both gains in diagnoses compared to 2020, as well as significant gains in market penetration. Due to our strong performance and expected continued momentum, we are raising our 2021 revenue guidance for the full year to $89-93 million.
"We continue to aggressively invest in our growth initiatives, including the expansion of our commercial team and accelerated R&D investments for our marketed and pipeline tests. Beginning on July 1, 2021, our dermatology-facing commercial team approximately doubled in size to the mid-60s, and each of our sales representatives will support all four of our skin cancer genomic tests. We believe our investments will continue to support our long-term value creation plans and the improvement of patient care.
“Finally, the acquisition of the myPath® Melanoma laboratory, and the resulting addition of the myPath Melanoma test to our skin cancer test services, was finalized in late May of 2021. We believe this acquisition furthers our position as the leader in dermatologic diagnostics and enables us to provide the most comprehensive offering for patients with skin cancer and difficult-to-diagnose melanocytic lesions.”
Second Quarter Ended June 30, 2021, Selected Results
•Revenues were $22.8 million, an 79% increase compared to $12.7 million during the same period in 2020. Included in revenue for the period were revenue adjustments related to tests delivered in prior periods. These (negative) positive prior period revenue adjustments for the quarter ended June 30, 2021, were $(0.2) million, compared to $2.3 million for the same period in 2020.
•Adjusted revenues were $22.9 million, a 120% increase, excluding the effects of revenue adjustments related to tests delivered in prior periods, compared to $10.4 million for the same period in 2020.
•Total gene expression profile test reports delivered in the second quarter of 2021 were 7,007, compared to 3,314 in the same period of 2020:
◦DecisionDx-Melanoma test reports delivered in the second quarter of 2021 were 5,128, compared to 3,008, in the second quarter of 2020, an increase of 70%.
◦DecisionDx®-SCC test reports delivered in the second quarter of 2021 were 784.
◦MyPath Melanoma and DecisionDx® DiffDx™-Melanoma (Castle’s comprehensive diagnostic offering) aggregate test reports delivered in the second quarter of 2021 were 627.
◦DecisionDx®-UM test reports delivered in the second quarter of 2021 were 468, compared to 306 in the second quarter of 2020, an increase of 53%.
•Gross margin for the quarter ended June 30, 2021, was 82.6%.
•Adjusted gross margin for the quarter ended June 30, 2021, was 83.9%.
•Operating cash flow was $(6.4) million, compared to $13.5 million for the same period in 2020.

•Adjusted operating cash flow was $(4.3) million, excluding the effects of certain COVID-19-related government payments, compared to $3.3 million for the same period in 2020.

Six Months Ended June 30, 2021, Selected Results
•Revenues were $45.6 million, a 51% increase compared to $30.1 million during the same period in 2020. Included in revenue for the period were positive revenue adjustments related to tests delivered in prior periods. These positive prior period revenue adjustments for the six months ended June 30, 2021, were $5.1 million, compared to $1.0 million for the same period in 2020.
•Adjusted revenues were $40.5 million, a 39% increase, excluding the effects of revenue adjustments related to tests delivered in prior periods, compared to $29.1 million for the same period in 2020.
•Total gene expression profile test reports delivered in the six months ended June 30, 2021, were 12,149, compared to 8,249 in the same period of 2020:
◦DecisionDx-Melanoma test reports delivered in the six months ended June 30, 2021, were 9,188, compared to 7,582, during the same period in 2020, an increase of 21%.
◦DecisionDx-SCC test reports delivered in the six months ended June 30, 2021, were 1,311.
◦MyPath Melanoma and DecisionDx DiffDx-Melanoma (Castle’s comprehensive diagnostic offering) aggregate test reports delivered in the six months ended June 30, 2021, were 845.
◦DecisionDx-UM test reports delivered in the six months ended June 30, 2021, were 805, compared to 667, during the same period in 2020, an increase of 21%.
•Gross margin for the six months ended June 30, 2021, was 84.7%.
•Adjusted gross margin for the six months ended June 30, 2021, was 83.4%.
•Operating cash flow was $(10.1) million, compared to $13.3 million for the same period in 2020.
•Adjusted operating cash flow was $(9.8) million, compared to $3.0 million for the same period in 2020.

Cash and Cash Equivalents
As of June 30, 2021, the Company’s cash and cash equivalents totaled $368 million, compared to $410 million at December 31, 2020. The decrease is primarily attributable to the acquisition of the Myriad myPath Laboratory for $33 million and cash used in operations of $10 million, including the effect of $2 million in recoupment of the Medicare advance payment the Company received last year.
2021 Revenue Guidance
Castle Biosciences is increasing its previously issued guidance for anticipated total revenue in 2021. The Company now anticipates generating $89-93 million in total revenue in 2021, compared to the previously provided guidance of $80-83 million.

Second Quarter and Recent Business and Clinical Evidence Highlights
•In April, the Company announced it signed a definitive agreement to acquire the equity of Myriad myPath, LLC (Myriad myPath Laboratory), from Myriad Genetics. myPath Melanoma is a clinically validated gene expression profile (GEP) test designed to be used as an adjunct to histopathology when the distinction between a benign nevus and a malignant melanoma cannot be made confidently by histopathology alone (difficult-to-diagnose melanocytic lesions). With the acquisition, which closed in late May 2021, Castle provides the most comprehensive diagnostic offering for difficult-to-diagnose melanocytic lesions. See the Company’s news release from April 27, 2021, for more information.
•In April, at the 10th World Congress of Melanoma, the Company presented data on three of its skin cancer tests, including from an independent validation study which demonstrated the i31-GEP artificial intelligence algorithm improved precision of sentinel lymph node positivity prediction in cutaneous melanoma. The poster, titled “Integration of the 31-gene expression profile test with clinicopathologic features (i31-GEP) to assess sentinel lymph node positivity risk in patients with cutaneous melanoma,” highlighted the i31-GEP validation study data and demonstrated that the algorithm provided a more precise, personalized likelihood of sentinel lymph node positivity. The poster can be accessed here.

Study methods and findings:
•The study reviewed the development and validation of the i31-GEP, which deploys an artificial intelligence neural network algorithm to integrate the continuous DecisionDx-Melanoma score with histologic and clinical features on a development cohort of 1,398 patients. The i31-GEP algorithm was locked using these 1,398 patients and was then independently validated on an independent, U.S. based cohort of 1,674 patients.
•The development phase identified that the DecisionDx-Melanoma score was the most important variable in predicting SLN positivity under both the variable importance assessment function (DecisionDx-Melanoma score = 100, Breslow thickness = 56, Mitotic rate = 25, ulceration = 83 and Age = 0; with 100 being the highest possible value) and log-likelihood value (DecisionDx-Melanoma score = 91.3, Breslow thickness = 53.5, Mitotic rate = 20.7, ulceration = 19.1 and Age = 10.5; with 100 being the highest possible value).
•The independent validation phase showed that the i31-GEP provides a highly concordant prediction of SLN positivity rate compared to observed rates (linear regression slope of 0.999, with 1.0 representing complete concordance).
•Of patients originally classified with 5-10% SLN positivity risk, i31-GEP reclassified 63% of those patients, whose actual risk of SLN positivity was outside that range in either direction (less than 5% or greater than 10%).
•i31-GEP had a high negative predictive value of 98% in patients with T1-T4 tumors.
Information about the additional data presentations can be found here on the Company’s news release from April 16, 2021.
•Data from an independent, prospective study was published in the American Journal of Surgery, which demonstrated DecisionDx-Melanoma’s utility for prediction of outcomes in patients with cutaneous melanoma. The publication, titled “Utility of a 31-gene expression profile for predicting outcomes in patients with primary cutaneous melanoma referred for sentinel node biopsy,” describes a study comparing tumor features, sentinel node biopsy (SLNB) results, and patient outcomes from a prospective database of 383 patients with cutaneous melanoma who both underwent SLNB and had their primary tumor assayed with DecisionDx-Melanoma. The study’s results demonstrated that a Class 2 (high-risk) DecisionDx-Melanoma result was significantly associated with higher rates of SLNB positivity compared to Class 1 (low risk). With respect to risk prognoses, patients who received a Class 2B DecisionDx-Melanoma result and were SLNB-positive experienced the highest recurrence rates (38%), compared to only a 2% recurrence rate for patients who were Class 1A and SLNB-negative. DecisionDx-Melanoma Class 2 results were significantly associated with poorer RFS and DMFS rates compared to Class 1 results, both in the entire cohort of 383 cases and in patients staged as “low risk” (IA-IIA) according to American Joint Committee on Cancer (AJCC) staging criteria. See the Company’s news release from April 14, 2021, for more information.
•Publication of prospective, multi-center long-term outcomes data in cutaneous melanoma appeared in the peer-reviewed journal, JCO® Precision Oncology, and was titled “Long-term outcomes in a multicenter, prospective cohort evaluating the prognostic 31-gene expression profile for cutaneous melanoma.” The study’s key objective was to demonstrate the prognostic value of DecisionDx-Melanoma with long-term follow-up that extends the assessment time period for a previously studied cohort. The study achieved its key objective and expanded upon prior results to show the ability of the test to accurately identifying recurrence risk of patients with American Joint Committee on Cancer (AJCC) 8th Edition staging system early stage I-IIA disease. See the Company’s news release from April 13, 2021, for more information.
•In May, the Company announced the launch of its innovative pipeline initiative to develop a genomic test aimed at predicting systemic therapy response in patients with moderate to severe psoriasis, atopic dermatitis and related conditions. See the Company’s news release from May 10, 2021, for more information.
•In May, the Company announced a publication describing the findings of a squamous cell carcinoma (SCC) GEP expert panel in the Journal of Drugs in Dermatology. The publication provides a framework for integrating DecisionDx-SCC into clinical practice. The article, titled “Clinical Considerations for Integrating Gene Expression Profiling into Cutaneous Squamous Cell Carcinoma Management,” describes the findings of a multidisciplinary expert panel, representing backgrounds from academic medical centers and community practices. The panel also included specialties clinicians, such as Mohs surgeons, surgical oncologists and a radiation oncologist. The panel reviewed traditional risk assessment practices, guidelines and expert recommendations on DecisionDx-SCC. The panel also focused on decision-making points, where information from DecisionDx-SCC might inform the clinical management of patients with SCC and one or more risk factors. See the Company’s news release from May 20, 2021, for more information.
•In June, the Company announced that it received approval from the New York State Department of Health (NYSDOH) for its DecisionDx-SCC test. Castle’s laboratory in Phoenix is a NYSDOH permitted laboratory. This designation allows patients in New York to access the Company’s molecular diagnostic tests, designed to provide actionable molecular information to inform patient care decisions. The Company has previously received approvals in the state of New York for its other genomic tests, DecisionDx®-Melanoma, DecisionDx®-UM and DecisionDx®-PRAME, as well as its next generation sequencing panels, DecisionDx®-CMSeq and DecisionDx®-UMSeq. See the Company’s news release from June 9, 2021, for more information.
•In July and August, the Company presented evidence on its family of skin cancer tests at numerous in-person, hybrid and virtual medical conferences, including American Head & Neck Society (AHNS) 2021 International Conference, Society of Dermatology Physician Assistants (SDPA) Annual Summer Dermatology Conference, DERM 2021 and 2021 American Academy of Dermatology Association (AAD) Summer Meeting.

Conference Call and Webcast Details
Castle Biosciences will hold a conference call on Monday, Aug. 9, 2021, at 4:30 p.m. Eastern time to discuss its second quarter 2021 results and provide a corporate update.

A live webcast of the conference call can be accessed here:
https://event.on24.com/wcc/r/3315443/658722E54799C7564600E9B3CB3E3EAE or via the webcast link on the Investor Relations page of the Company’s website (www.castlebiosciences.com). Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until Aug. 31, 2021.

To access the live conference call via phone, please dial 844 200 6205 from the United States and Canada, or +1 646 904 5544 internationally, at least 10 minutes prior to the start of the call, using the conference ID 538115.

There will be a brief Question & Answer session following management commentary.

Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of Adjusted Revenue, Adjusted Gross Margin and Adjusted Operating Cash Flow, which are non-GAAP financial measures and are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). Adjusted Revenue and Adjusted Gross Margin reflect adjustments to net revenues to exclude changes in variable consideration related to test reports delivered in previous periods. Adjusted Gross Margin also excludes acquisition-related intangible asset amortization. Adjusted Operating Cash Flow excludes the effects of cash activity associated with COVID-19 government relief payments to healthcare providers.

We use Adjusted Revenue, Adjusted Gross Margin and Adjusted Operating Cash Flow internally because we believe these metrics provide useful supplemental information in assessing our revenue and cash flow performance, respectively. We believe Adjusted Revenue and Adjusted Gross Margin are also useful to investors because they provide additional information on current-period performance by removing the effects of revenue adjustments related to tests delivered in previous periods and acquisition-related intangible asset amortization, which we believe may facilitate revenue and gross margin comparisons to historical periods. We believe Adjusted Operating Cash Flow is also useful to investors as a supplement to GAAP measures in the assessment of our cash flow performance by removing the effects of COVID-19 government relief payments, which we believe are not indicative of our ongoing operations. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. These non-GAAP financial measures are not meant to be substitutes for net revenues or net cash (used in) provided by operating activities reported in accordance with GAAP and should be considered in conjunction with our financial information presented on GAAP basis. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables at the end of this release.

About Castle Biosciences

Castle Biosciences (Nasdaq: CSTL) is a commercial-stage dermatologic diagnostics company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions. The Company currently offers tests for patients with cutaneous melanoma (DecisionDx®-Melanoma, DecisionDx®-CMSeq), cutaneous squamous cell carcinoma (DecisionDx®-SCC), suspicious pigmented lesions (myPath® Melanoma, DecisionDx® DiffDx™-Melanoma) and uveal melanoma (DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®-UMSeq). For more information about Castle’s gene expression profile tests, visit www.CastleTestInfo.com.

Castle also has active research and development programs for tests in other dermatologic diseases with high clinical need, including its test in development to predict systemic therapy response in patients with moderate to severe psoriasis, atopic dermatitis and related conditions. Castle Biosciences is based in Friendswood, Texas (Houston), and has laboratory operations in Phoenix. Additionally, in May of 2021, Castle acquired the myPath Melanoma laboratory in Salt Lake City.

For more information, visit www.CastleBiosciences.com.

DecisionDx-Melanoma, DecisionDx-CMSeq, DecisionDx-SCC, DecisionDx DiffDx-Melanoma, myPath Melanoma, DecisionDx-UM, DecisionDx-PRAME and DecisionDx-UMSeq are trademarks of Castle Biosciences, Inc.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, the impact, accuracy and effectiveness of our tests, including DecisionDx-Melanoma, DecisionDx-SCC, myPath Melanoma and DecisionDx DiffDx-Melanoma, on physicians, patients and their treatment plans, our prospects and plans and the objectives of management, Castle’s ability to integrate the myPath Melanoma test into its commercial offerings and deliver the most comprehensive molecular testing offering for difficult-to-diagnose melanocytic lesions, our increased total revenue guidance for 2021, and the ability of our investments in our growth initiatives to continue to support our long-term value creation plans and the improvement of patient care. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, subsequent study results and findings that contradict earlier study results and findings, our tests, including DecisionDx-Melanoma, DecisionDx-SCC, myPath Melanoma and DecisionDx DiffDx-Melanoma, ability to provide the aforementioned benefits to patients and the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, trends in test report volumes, order data and new ordering clinician data is not necessarily indicative of the Company’s results of operations that can be expected for future interim periods or for the year ending December 31, 2021.

Investor and Media Contact:
Camilla Zuckero
+1 832-835-5158
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

NET REVENUES	$22,758	$12,715	$45,571	$30,133
OPERATING EXPENSES AND OTHER OPERATING INCOME
Cost of sales (exclusive of amortization of acquired intangible asset)	3,697	2,146	6,725	4,537
Research and development	6,793	2,704	12,701	5,617
Selling, general and administrative	20,822	10,392	38,983	21,470
Amortization of acquired intangible asset	256	—	256	—
Other operating income	—	(1,882)	—	(1,882)
Total operating expenses, net	31,568	13,360	58,665	29,742
Operating (loss) income	(8,810)	(645)	(13,094)	391
Interest income	24	38	28	336
Interest expense	—	(769)	—	(1,533)
Loss before income taxes	(8,786)	(1,376)	(13,066)	(806)
Income tax expense	5	—	5	—
Net loss and comprehensive loss	$(8,791)	$(1,376)	$(13,071)	$(806)

Loss per share:
Basic	$(0.35)	$(0.08)	$(0.52)	$(0.05)
Diluted	$(0.35)	$(0.08)	$(0.52)	$(0.05)

Weighted-average shares outstanding:
Basic	25,091	17,544	25,002	17,458
Diluted	25,091	17,544	25,002	17,458

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$368,339	$409,852
Accounts receivable, net	17,817	12,759
Inventory	2,124	2,217
Prepaid expenses and other current assets	3,419	4,766
Total current assets	391,699	429,594
Long-term accounts receivable, net	1,313	1,096
Property and equipment, net	8,092	7,102
Intangible asset, net	32,798	—
Other assets – long-term	1,631	1,536
Total assets	$435,533	$439,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,368	$2,098
Accrued compensation	8,584	9,108
Medicare advance payment	6,177	6,615
Other accrued liabilities	2,525	3,055
Total current liabilities	18,654	20,876
Noncurrent portion of Medicare advance payment	—	1,735
Deferred rent and other liabilities	963	1,026
Total liabilities	19,617	23,637
Stockholders’ Equity
Common stock	25	25
Additional paid-in capital	491,458	478,162
Accumulated deficit	(75,567)	(62,496)
Total stockholders’ equity	415,916	415,691
Total liabilities and stockholders’ equity	$435,533	$439,328

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(13,071)	$(806)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	867	193
Stock compensation expense	9,679	3,230
Amortization of debt discounts and issuance costs	—	452
Other	69	—
Change in operating assets and liabilities:
Accounts receivable	(5,275)	2,337
Prepaid expenses and other current assets	1,347	234
Inventory	223	(430)
Other assets	(95)	(62)
Accounts payable	(683)	444
Accrued compensation	(523)	(1,127)
Medicare advance payment	(2,173)	8,350
Other accrued liabilities	(306)	263
Deferred rent and other liabilities	(128)	172
Net cash (used in) provided by operating activities	(10,069)	13,250
INVESTING ACTIVITIES
Purchases of property and equipment	(1,663)	(2,256)
Asset acquisition	(33,184)	—
Proceeds from sale of property and equipment	2	—
Net cash used in investing activities	(34,845)	(2,256)
FINANCING ACTIVITIES
Proceeds from public offerings of common stock, net of underwriting discounts, commissions and offering costs	—	69,530
Payment of common stock offering costs	(336)	—
Repayments on term debt	—	(833)
Proceeds from exercise of common stock options	2,345	400
Proceeds from contributions to the employee stock purchase plan	1,392	823
Net cash provided by financing activities	3,401	69,920

NET CHANGE IN CASH AND CASH EQUIVALENTS	(41,513)	80,914
Beginning of period	409,852	98,845
End of period	$368,339	$179,759

CASTLE BIOSCIENCES, INC.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted revenue and adjusted gross margin, which are non-GAAP measures. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands)
Adjusted revenue
Net revenues (GAAP)	$22,758	$12,715	$45,571	$30,133
Revenue associated with test reports delivered prior periods	166	(2,291)	(5,092)	(1,048)
Adjusted revenue (Non-GAAP)	$22,924	$10,424	$40,479	$29,085

Adjusted gross margin
Gross margin (GAAP)[1]	$18,805	$10,569	$38,590	$25,596
Amortization of acquired intangible asset	256	—	256	—
Revenue associated with test reports delivered prior periods	166	(2,291)	(5,092)	(1,048)
Adjusted gross margin (Non-GAAP)	$19,227	$8,278	$33,754	$24,548

Gross margin percentage (GAAP)[2]	82.6%	83.1%	84.7%	84.9%
Adjusted gross margin percentage (Non-GAAP)[3]	83.9%	79.4%	83.4%	84.4%
________________________
1.Calculated as net revenues (GAAP) less the sum of cost of sales (exclusive of amortization of acquired intangible asset) and amortization of acquired intangible asset.
2.Calculated as gross margin (GAAP) divided by net revenues (GAAP).
3.Calculated as adjusted gross margin (Non-GAAP) divided by adjusted revenue (Non-GAAP).

The table below presents the reconciliation of adjusted operating cash flow, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands)
Adjusted operating cash flow
Net cash (used in) provided by operating activities (GAAP)	$(6,438)	$13,501	$(10,069)	$13,250
Medicare advance payment[1]	2,173	(8,350)	2,173	(8,350)
HHS provider relief funds[2]	—	(1,882)	(1,882)	(1,882)
Adjusted operating cash flow (Non-GAAP)	$(4,265)	$3,269	$(9,778)	$3,018
________________________
1.In April 2020, we received an advance payment of $8.3 million from the Centers for Medicare & Medicaid Service (CMS), for which recoupment has commenced in April 2021. We recorded the receipt of the payment as a liability on our balance sheet and, in accordance with GAAP, it is included in net cash provided by operating activities in the period received. We have excluded receipt of the advance payment from adjusted operating cash flow, but as claims are submitted for reimbursement and applied against this balance, we include the advance payment in adjusted operating cash flow to the extent that Medicare claims submitted for reimbursement have been applied to the balance.
2.In April 2020, we received a one-time payment of $1.9 million in relief funds automatically allocated to Medicare providers under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) from the U.S. Department of Health and Human Services (HHS).